Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-148567) and related prospectus of Third Wave Technologies, Inc. for the registration of 1,815,000 shares of its common stock and to the incorporation by reference therein of our report dated March 4, 2005, with respect to the consolidated financial statements and schedule of Third Wave Technologies, Inc., for the year ended December 31, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Milwaukee, Wisconsin
January 28, 2008